Exhibit 10.12

December 18, 2008

Mr. Hank Ratner,

Cablevision Systems Corporation,

1111 Stewart Avenue,

Bethpage, NY 11714.

Re:	Amendment to Employment Arrangements

Dear Hank:

This letter amends your employment arrangements with Cablevision Systems Corporation (the “Company”).

1.                                      Background

The Company and you had previously entered into an employment agreement dated June 11, 2003 which was amended by letter dated March 2, 2005 (your “Employment Agreement”). That letter made amendments intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) which may impose an additional tax on some of the existing benefits and rights to which you could become entitled in connection with termination of employment or otherwise. Final Regulations pursuant to Section 409A were promulgated in 2007, and unless we amend those entitlements to comply with the Final Regulations before the end of 2008, such additional tax could apply.

The purpose of this letter is to restate and amend these entitlements further to comply and to ensure the Company does not take any actions that would expose you to the additional tax.

2.                                      General Amendments

To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), (i) the payment will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), and (ii) the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A); provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409A.  Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A).

In addition, any payment or benefit that is due or commences upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid, commenced to be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).  In this regard, you and the Company agree in good faith to structure the consulting agreement contemplated by your Employment Agreement, if applicable, in a manner that would not delay the date that you are considered to have a separation from service (while still preserving the economic benefits to you of the arrangement).

To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

3.                                      Specific Effect on Your Employment Agreement

Without limiting the generality of this letter, Section 2 of this letter will operate to delay some or all of the payments contemplated by items 1, 2 and 5 of the tenth paragraph of your Employment Agreement.  Any such payments shall be treated as separate payments for purposes of Section 409A.

In addition, notwithstanding anything to the contrary in your Employment Agreement and for the avoidance of doubt, after termination of your employment no stock options, conjunctive rights or awards shall be exercisable after the end of their regularly scheduled term (as if you had not terminated).

4.                                      Rabbi Trust

The Rabbi Trust will be established pursuant to the letter agreement, dated March 2, 2005, between the Company and Mr. James L. Dolan.  However, if the Rabbi Trust has not been established at the time of your termination of employment, you may select an institution to serve as the trustee of the Rabbi Trust (so long as the institution is reasonably acceptable to the Company).  You may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to the Company.  The Company will bear all costs related to the establishment and operation of the Rabbi Trust, including your attorney’s fees.  It is understood that the Rabbi Trust may also be used for similar arrangements with other executives of the Company.

5.                                      Other Actions

The Company will not take any action that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A.  The Company will hold you harmless for any action it may take in violation of this paragraph, including any attorney’s fees you may incur in enforcing your rights.

It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment, as amended by this letter, comply with Section 409A.  If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

6.                                      General Provisions

This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.  This letter may not be amended or modified other than by a written agreement executed by the parties or their respective successors and legal representatives.  References in this letter to any statute or agreement are to the statute or agreement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules, regulations or guidance promulgated under the statute); references to any section or paragraph of any statute or agreement include any successor section or paragraph.  It is the intention that this letter not be construed more strictly with regard to you or the Company.

[The next page is the signature page.]

CABLEVISION SYSTEMS CORPORATION

/s/ James L. Dolan
By: James L. Dolan
Title: Chief Executive Officer and President

Accepted and agreed:

/s/ Hank Ratner
Hank Ratner